An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated __________ 2019

Legion Capital Corporation

(Exact name of issuer as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

www.legioncapitalcorp.com

301 E. Pine St.

Suite 301

Orlando, FL 32801

6799	47-3751122
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of $40,000,000 of Series A Corporate Bonds ($20,000,000)
and Series A Redeemable Preferred Stock ($20,000,000)

We are offering a maximum of $40,000,000 of Series A Corporate Bonds (“Bonds”) and $20,000,000 of Series A Redeemable Preferred Shares of Legion stock (“Shares”) on a “no minimum/best efforts” basis. The offering will continue until the earlier of 12 months from the date this Offering is qualified for sale (which date may be extended for an additional 90 days at our option) or the date when all Bonds and Shares have been sold. Because there is no minimum offering amount, funds raised may not be sufficient to complete the plans of the Company as set forth in “Use of Proceeds” in this Offering Circular. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

The Bonds and Shares are being sold on the following terms:

 The Bonds

The Bonds are being sold with 5 options for the investor:

1.	A 12 month maturity with interest at 4.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 12 months in full; and/or

2.	A 24 month maturity with interest at 5.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 24 months in full; and/or

3.	A 36 month maturity with interest at 6.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 36 months in full; and/or

4.	A 60 month maturity with interest at 8% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 60 months in full; and/or

5.	An 84 month maturity with interest at 9% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 72 months in full; and/or

An investor can purchase a Bond under any of the above 5 options, or can split the investment into one or more options at his or her choosing. The maturity dates of each Bond sold are based on the date each individual investor makes the investment, not on a fixed or general closing date of the offering.

By way of example, if any investor purchases $10,000 of a 12 month Bond and $10,000 of a 36 month Bond on January 15, 2020, the investor would receive monthly payments of interest only at 4.5% per annum on the 12 month Bond and 6.5% per annum on the 36 month Bond, and $10,000 of principal would be due in full on January 14, 2021 and $10,000 would be due on January 14, 2023. All monthly payments will be made on the 1st day of every month, in arrears, with partial payment made for the first month if the investment is made on any day other than the 1st day of the month.

These Bonds are general obligations of Legion Capital Corporation (“Legion” or the “Company”), and will be secured by a first lien on a pool (“Pool”) of mortgage loans or other asset backed business loans (“Loans or Mortgage Loans”) issued by Legion or a subsidiary thereof. The Pool will be made up of Loans issued by Legion or a subsidiary under lending criteria established from time to time by Legion management, and typically will (but are not required to) constitute first mortgage and lien on real estate and/or other assets.

The Shares

We are offering up to $20,000,000 of Series A Preferred Shares of stock in Legion Capital Corporation as described below:

Stated Value. Each share of Redeemable Preferred Stock will have an initial “Stated Value” of $1,000, subject to appropriate adjustment upon certain events such as recapitalizations, stock dividends, stock splits, stock combinations, and reclassifications, as set forth in the Certificate of Designation for the Redeemable Preferred Stock.

Ranking. The Redeemable Preferred Stock ranks senior to our common stock, and either senior or pari passu with all other classes and series of our preferred stock including any future preferred stock issuances of any kind or class, with respect to payment of dividends and rights upon liquidation, dissolution or winding up.

Dividends. Holders of Redeemable Preferred Stock are entitled to receive, when and as declared by our Board of Directors out of legally available funds, cumulative cash dividends on each share of Redeemable Preferred Stock at an annual rate of 7.5% of the Stated Value of such share. Dividends are payable in monthly installments on the first day of each month (or the next following business day thereafter in the event such date is not a business day). Dividends on each share of Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our Board of Directors declares and pays such dividends.

Voting Rights. The Redeemable Preferred Stock has no voting rights.

Redemption Request at the Option of a Holder. Beginning one year from the date of original issuance of any shares of Redeemable Preferred Stock to be redeemed, a holder will have the opportunity to request once per calendar quarter that we redeem up to 25% of such holder’s Redeemable Preferred Stock originally purchased from us at a redemption price equal to the Stated Value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

●	8% if the redemption is requested after the first anniversary and before the second anniversary of the original issuance of such shares.

●	5% if the redemption is requested after the second anniversary and before the third anniversary of the original issuance of such shares.

Beginning three years from the date of original issuance of such shares, no redemption fee shall be subtracted from the redemption price.

Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also redeem shares of Redeemable Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds our preferred shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within 60 days of our receipt of a written request from the holder or the holder’s estate at a redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon.

A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working on a full-time basis as of the date on which his or her Redeemable Preferred Stock was purchased, has been unable to work on a full-time basis for at least 24 consecutive months. In this regard, the Certificate of Designation for the Redeemable Preferred Stock defines working “on a full-time basis” to mean working at least 40 hours per week.

Optional Redemption by the Company. After one year from the date of original issuance of shares of Redeemable Preferred Stock, we will have the right (but not the obligation) to call and redeem such shares of Redeemable Preferred Stock at 100% of their Stated Value, plus any accrued but unpaid dividends thereon.

Restrictions on Redemption and Repurchase. We will not be obligated in to redeem shares of Redeemable Preferred Stock, whether upon a redemption request by a holder, at the option of the Company, or upon the death, total disability or bankruptcy of a holder. In particular, we will not redeem or repurchase any preferred shares if we are restricted by applicable law or our Certificate of Incorporation, as amended, from making such redemption or to the extent any such redemption would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem preferred shares upon a redemption request made by a holder if the Company, in its sole discretion, determines that redemption is not in the best interest of the Company at the time, or that cash is not available. We will have discretion under the Certificate of Designation for the Redeemable Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we have requests for redemptions that we are unable to satisfy, we will honor these redemptions promptly after we become able to do so, with all such deferred requests being satisfied on a prorated basis, regardless of the order in which we received the requests.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our or any other class or series of capital stock ranking junior to our shares of Redeemable Preferred Stock, the holders of shares of Redeemable Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus accrued but unpaid dividends thereon.

These are speculative securities. Investing in our Bonds and Shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment.

See “Risk Factors” to read about factors you should consider before buying any of the securities offered hereunder.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____________, 2019

ITEM 2. TABLE OF CONTENTS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY AND RISK FACTORS

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities . You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Legion Capital Corporation

Our Company

Background

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with operating subsidiaries in the areas of commercial lending, real estate and real estate services, management and marketing.

Our operating subsidiaries are:

●	Legion Lending Group, LLC. Legion Lending Group is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs including:

1.	Direct mortgage lending for real estate developers and entrepreneurs.

2.	Accounts receivable financing or factoring for small business owners and entrepreneurs.

3.	General secured business lending and other forms of direct lending and finance.

●	Legion Development Group, LLC is a company that owns and holds interests in real estate and real estate developments. We partner with developers and builders to develop and build both commercial and residential real estate.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance. Specifically, we provide management and consulting services to small and medium sized businesses and entrepreneurs on a fee basis.

●	Legion Marketing, LLC is a marketing company that provides marketing services to business owners and entrepreneurs. Specifically, we provide the following marketing services to business owners:

1.	Digital marketing and online media buying.

2.	SEO and web based marketing.

3.	Conventional media buying and design.

4.	Web and social media design and management.

5.	Marketing and sales consulting services.

●	Legion Title, LLC. Legion Title, LLC is a title agency that provides title insurance and closing services for Legion transactions.

During the next 12 months we plan to use our current cash, as well as additional capital procured through this offering and other capital sources, to build and acquire new businesses and opportunities within our core operating areas and potential new areas, to grow our current lending, real estate services and development businesses both organically and through acquisition and to expand our business services such as marketing and management.

Intellectual Property

We have applied for and received a service mark for our name, Legion and Legion Capital, and an associated logo. We have no other intellectual property.

Business and Product Status

The Company is a holding company with operating subsidiaries as follows:

●	Legion Lending Group, LLC is a commercial lender to small and medium sized businesses and real estate developers and entrepreneurs. Legion Lending Group has several operating subsidiaries, including Legion Funding, LLC, Legion Commercial Finance, LLC, Legion Select Holdings, LLC, Legion BellaViva, LLC and Legion Lending III, LLC.

●	Legion Development Group, LLC is a real estate development company that has acquired and is developing residential and commercial property. Legion Development Group has several operating subsidiaries including Legion Lake Mary I, LLC and Legion Ajay, LLC.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance.

●	Legion Marketing, LLC is a marketing company that provides marketing services to portfolio companies and business units owned by the Company, as well as to third party companies on a fee or project basis.

●	Legion Title, LLC, a Florida Limited Liability Company, is a title and closing agency licensed in the State of Florida.

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors”

Investing in our involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed

RISK FACTORS REGARDING OUR COMPANY AND BUSINESS

Investments in small businesses and start-up companies are often risky.

Small businesses may depend heavily upon a single customer, supplier, or employee whose departure would seriously damage the company’s profitability. The demand for the Company’s product may be seasonal or be impacted by the overall economy, or the company could face other risks that are specific to its industry or type of business. The Company may also have a hard time competing against larger companies who can negotiate for better prices from suppliers, produce goods and services on a large scale more economically, or take advantage of bigger marketing budgets. Furthermore, a small business could face risks from lawsuits, governmental regulations, and other potential impediments to growth.

The Company has limited operating history.

The Company is still in an early phase and is just beginning to implement its business plan. There can be no assurance that it will ever operate profitably. The likelihood of its success should be considered in light of the problems, expenses, difficulties, complications and delays usually encountered by companies in their early stages of development, with low barriers to entry. The Company may not be successful in attaining the objectives necessary for it to overcome these risks and uncertainties.

The Company may need additional capital, which may not be available.

The Company may require funds in excess of its existing cash resources to fund operating deficits, develop new products or services, establish and expand its marketing capabilities, and finance general and administrative activities. Due to market conditions at the time the Company may need additional funding, or due to its financial condition at that time, it is possible that the Company will be unable to obtain additional funding as and when it needs it. If the Company is unable to obtain additional funding, it may not be able to repay debts when they are due and payable. If the Company is able to obtain capital it may be on unfavorable terms or terms which excessively dilute then-existing equity holders. If the Company is unable to obtain additional funding as and when needed, it could be forced to delay its development, marketing and expansion efforts and, if it continues to experience losses, potentially cease operations.

The Company’s management has broad discretion in how the Company use the net proceeds of an offering.

The Company’s management will have considerable discretion over the use of proceeds from their offering. You may not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

The Company may not be able to manage its potential growth.

For the Company to succeed, it needs to experience significant expansion. There can be no assurance that it will achieve this expansion. This expansion, if accomplished, may place a significant strain on the Company’s management, operational and financial resources. To manage any material growth, the Company will be required to implement operational and financial systems, procedures and controls. It also will be required to expand its finance, administrative and operations staff. There can be no assurance that the Company’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. The Company’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

The Company faces significant competition.

The Company faces competition from other companies, some of which might have received more funding than the Company has. One or more of the Company’s competitors could offer services similar to those offered by the Company at significantly lower prices, which would cause downward pressure on the prices the Company would be able to charge for its services. If the Company is not able to charge the prices it anticipates charging for its services, there may be a material adverse effect on the Company’s results of operations and financial condition. In addition, while the Company believes it is well-positioned to be the market leader in its industry, the emergence of one of its existing or future competitors as a market leader may limit the Company’s ability to achieve national brand recognition, which could also have a material adverse effect on the Company’s results of operations and financial condition.

The Company’s growth relies on market acceptance.

While the Company believes that there will be significant customer demand for its products/services, there is no assurance that there will be broad market acceptance of the Company’s offerings. There also may not be broad market acceptance of the Company’s offerings if its competitors offer products/services which are preferred by prospective customers. In such event, there may be a material adverse effect on the Company’s results of operations and financial condition, and the Company may not be able to achieve its goals.

The Company may be unable to repay the debt raised through this offering or redeem the Preferred Shares if an investor desires to be redeemed.

As a new company, with limited track record, the Company may face many challenges in gaining market share and achieving sustainable revenues and profitability as a company. As a result, the Company may be unable to repay the money raised through this debt offering, and that could result in a loss of principal to the noteholders. Additionally, the Company may not have the available cash, if and when needed, to redeem any of the Preferred Shares at such time as an investor or investors may desire or request redemption thereof. In such case, the result would be that investors may have their investment funds tied up longer than desired or expected as there is no market for the resale of such investments, and as a result, investors could suffer significant loss of return on investment or principal.

The Company’s founders, directors and executive officers own or control a majority of the Company.

Additionally, the holdings of the Company’s directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional interest in the Company. The interests of such persons may differ from the interests of the Company’s other stockholders, including purchasers of securities in the offering. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, including purchasers in the offering, may vote, including the following actions:

1.	to elect or defeat the election of the Company’s directors;

2.	to amend or prevent amendment of the Company’s Certificate of Incorporation or By-laws;

3.	to effect or prevent a merger, sale of assets or other corporate transaction; and

4.	to control the outcome of any other matter submitted to the Company’s stockholders for vote.

Such persons’ ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce the Company’s stock price or prevent the Company’s stockholders from realizing a premium over the Company’s stock price.

Our operating results may continue to be adversely affected as a result of unfavorable market, economic, social and political conditions.

An unstable global economic, social and political environment may have a negative impact on demand for our services, our business and our operations, including the U.S. economic environment. The economic, social and political environment has or may negatively impact, among other things:

●	current and future demand for our services;

●	price competition for our products and services;

RISKS RELATED TO REAL ESTATE AND OTHER BUSINESS LOANS AND PROPERTY OWNERSHIP

Real estate valuation is inherently subjective and uncertain.

We are heavily involved in the real estate development and ownership industry. The valuation of real estate and therefore the valuation of any collateral underlying our loans is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in loans for renovation or improvement projects, initial valuations will assume completion of the project. As a result, the valuations of the real estate assets against which we will make or acquire loans are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. This is true regardless of whether we internally perform such valuation or hire a third party to do so.

Our loans and investments may be concentrated in terms of geography, asset types, and sponsors.

We are not required to observe specific diversification criteria. Therefore, our investments may be concentrated in certain property types that may be subject to higher risk of default or foreclosure or secured by properties concentrated in a limited number of geographic locations.

To the extent that our assets are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of our investment. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our stockholders’ investments could vary more widely than if we invested in a more diverse portfolio of loans.

Insurance on loans and real estate collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others, particularly those secured by properties in major cities or properties that are prominent landmarks or public attractions. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

In addition, the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2015, which extended TRIA through the end of 2020, requires insurers to make terrorism insurance available under their property and casualty insurance policies and provides federal compensation to insurers for insured losses. However, this legislation does not regulate the pricing of such insurance and there is no assurance that this legislation will be extended beyond 2020. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. If we foreclose on an asset, we may take title to the property securing that asset, and if we do not or cannot sell the property, we would then come to own and operate it as “real estate owned.” Owning and operating real property involves risks that are different (and in many ways more significant) than the risks faced in owning an asset secured by that property. In addition, we may end up owning a property that we would not otherwise have decided to acquire directly at the price of our original investment or at all, and the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us.

Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and could potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net sale proceeds and, therefore, increase any such losses to us.

The properties underlying our loans and investments may be subject to unknown liabilities, including environmental liabilities, that could affect the value of these properties and as a result, our investments.

Collateral properties underlying our investments may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens, servitudes or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying properties, which could adversely affect our results of operations and financial condition.

Furthermore, to the extent we foreclose on properties with respect to which we have extended loans, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, therefore the discovery of material environmental liabilities attached to such properties could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Investments in non-conforming and non-investment grade rated loans involve increased risk of loss.

Many of our loans and investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying properties’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

Other risks related to our Loans are set forth below:

Appraisals. In many cases, prior to initiating a Mortgage, the Fund will perform or require an appraisal of the subject property securing the Mortgage on an “as improved basis” to account for the anticipated increase in value from the Borrower’s proposed improvement program (or if no such program is contemplated, then on an “existing as-built basis”). Any real estate appraisal is, at best, a reasoned guess as to the market value of the subject real property as of the date of the appraisal and/or as of the date of the anticipated improvements. There is always a risk that scheduled improvements will not be completed, or that if cost overruns occur that completion will be at a greater cost and possibly subject to lien rights in favor of the persons performing such services, which could be superior to the ’s Mortgage rights. Property values fluctuate based upon a variety of economic factors and market conditions. Accordingly, the Company will operate absent any assurance that the estimated values shown within the appraisals upon which it is relying are accurate, or that they will remain accurate over the term of the Mortgage. The Company may, in certain circumstances, elect to forego the conducting of an appraisal which may provide less comfort than if an appraisal is in place.

Loan to Value. The Company has a guideline to not advance in excess of 70% of loan to orderly liquidation value of the Collateral. While this is a guideline, it is not a hard and fast rule and the Company may elect to make advances in excess of this amount in its sole discretion based upon the facts and circumstances related to a proposed loan. As a general rule, the greater the amount of monies advanced relative to the underlying value of a property, the greater the risk of loss should there be a need to liquidate the asset to satisfy the obligation. In addition, as this guideline is a based upon as rehabilitated value, the actual underlying value of a Collateral at the time of closing of a Loan may be less than 70% of the Loan, and the enhancement of value is at risk based upon the ability of the owner of the Property to rehabilitate or construct the Property on budget, on time and in accordance with the plans and specifications of the improvement. This increases the risk of loss if the improvement is not effected on a timely manner, within budget and to specifications.

Balloon Payments. Most, if not all, of the Mortgages the Company initiates will contain provisions that require the Borrower to pay a “balloon” payment on a certain date. A balloon payment is a scheduled loan installment that more commonly represents the full amount of the outstanding debt owed at that time. In the event a Borrower misses a balloon payment, is unable to procure a refinance and is additionally unable to sell the Property in a timely fashion, the Company must either exceed the term of the Mortgage or foreclose on the Property. Given the current limited availability of financing in the market, typical sources of commercial financing are not as readily available as they were prior to 2008. Accordingly, Borrowers may not be able to sell or refinance properties which may prolong the commitment of the Company to a Mortgage and ultimately jeopardize the Investors’ capital and/or returns. In addition, as certain of the Properties may not be leased (for example, development properties or residences that are vacant during the improvement period), the Company may be forced to continue to financing holding costs until the Properties can be disposed.

Borrower Bankruptcy. In the event a petition under the Bankruptcy Code is filed by or against a Borrower who is indebted to the Company, the Company will be prohibited from taking any action to collect or foreclose on its collateral until authorized to do so by the applicable bankruptcy court. Even though, as secured creditors, the Company will be entitled to seek, and may be awarded, relief from such a stay, there can be no assurances that such a relief will be obtained or that there will not be a substantial delay in obtaining relief from the automatic stay. In any event, the inability of the Company to foreclose promptly upon collateral held by the Company may have a material adverse effect on the Company, more specifically, on the Investors’ capital accounts and ultimate returns.

Concentration of Credit Risk. The Company may initiate multiple loans with common or affiliated Borrowers subject to the lending guidelines outlined in this document. In this event, these could be increased risk to the Company and the Investors’ capital I the event of Borrower insolvency.

Risk of Second Mortgage Loans. Although the Company anticipates that most of its Mortgage Loans will be first mortgage loans, it is authorized to make second mortgage loans as well based upon circumstances the Company deems appropriate, and second mortgage loans advances may exceed the amount advanced and secured by first mortgage loans. There is much greater risk to second mortgage loans than first mortgage loans, inasmuch as if there is a default under the first mortgage loan, should the senior lender initiate foreclosure proceedings, in order to avoid loss of its secured loan position, the second mortgage lender may be forced to pay off the first mortgage loan in full. The value of the Property may be less than the first mortgage loan (as may be evidenced by circumstances triggering the default on the senior mortgage), which could result in loss not only of the equity of the Company in a second mortgage loan, but also possible loss of any monies it may pay to pay off the first mortgage loan. Even in the event that there is sufficient equity in a Property to exceed a first mortgage loan, the Company may lack the cash necessary to preserve its equity in its second mortgage position, or there may be insufficient liquidity generally in the marketplace to permit a sale of the Property in a manner which would enable the Company to recoup its investment in a second mortgage loan.

Commercial Borrower Default. The timely repayment of commercial mortgage loans is typically dependent upon the successful operation of the Borrower’s business other than on the liquidation value of the underlying real property. However, the Company’s underwriting criteria for initiating Mortgages secured by real estate used for commercial purposes (examples would include nursing homes, restaurants and convenience stores) will typically consider the liquidation value of the underlying real property collateral, absent the existing business as a going concern.

Delays in Effecting Development and Improvement of Properties could Adversely Impact Investor Returns. The business plan of the Company assumes rapid deployment by Borrowers of available funds following acceptance from subscribers as well as following sale of Properties (through reinvestment in new Mortgage Loans secured by Properties). Failure to timely locate suitable Mortgage Loans for investment or delays in closing on such opportunities will adversely impact operations of the Company. In addition, the cycle from acquisition through disposition is contingent in large part upon rapid refurbishment of the Properties to sale ready condition by Borrowers. Delays in refurbishment timing due to unavailability of contractors and/or scope of refurbishment being greater than budgeted, could adversely impact velocity of sale of Properties and returns to the Company.

The Company will incur Obligations to the Company and Others which must be Paid Irrespective of the Success of the Mortgage Loans. The Company will incur obligations in connection with the funding of Mortgage Loans, the improvement and refurbishment process and the administration of the Mortgages, which will be payable irrespective of whether the Properties can be acquired, refurbished and sold at a profit. This could result in losses being incurred by the Company although the Company and its affiliates are being compensated.

Investment in Properties may be Adversely Affected by Legislative, Regulatory, Administrative, and Enforcement Action at the Local, State and National Levels. The Borrowers’ cost of operation of real estate investments may be adversely affected by legislative, regulatory, administrative and enforcement action at the local, state and national levels in the areas, among others, of housing and environmental controls. In addition to possible increasingly restrictive zoning regulations and related land use controls, such restrictions may relate to air and water quality standards, noise pollution, and indirect environmental impacts, such as increased motor vehicle activity. There can be no assurances that the prior or subsequent use of the Properties will not create environmental problems. Various federal, state and local laws impose liability for releases of hazardous substances into the environment. Examples of hazardous substances include asbestos, solvents, petroleum, polychlorinated biphenyls (PCBs) and pesticides. Releases may occur due to leaks, spills, emissions, escapes and groundwater injection. Liability under the various environmental laws generally is strict, joint and several between all persons responsible for any part of a release, including the property owner, who could be held responsible for a hazardous substance even after it is removed from his property. Under such environmental laws, current or former owners of real estate which can include the Company, should it foreclose on any Properties, as well as certain other categories of parties, may also be required to investigate and clean up hazardous or toxic substances and may be held liable to a governmental entity or to third-parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Accordingly, the Borrowers (or the Company should it acquire fee title to a Property) could incur liability under the various environmental laws if a release has occurred or were to occur on Properties and such liability could be significant. In addition, a release of hazardous substances at any of the Properties could adversely affect its value and marketability. There can be no assurance that the Borrowers (or the Company should it acquire fee title to a Property) will have the funds necessary to effect any required environmental remediation or to pay any liability related to a violation of any environmental laws, both of which could have a material adverse effect on the financial condition of the Company. Environmental regulations may also have an adverse impact on the availability and price of certain raw materials, such as lumber.

Delays in Obtaining Necessary Permits or Favorable Building Code Inspections may Delay Development or Improvement and Impact the Properties and the Mortgages. Delays in obtaining, or the inability to obtain, permits or favorable building code inspections necessary under applicable federal, state, or local laws may delay the purchase, improvement, or resales of Properties or prevent their purchase, acquisition or disposition, thereby affecting proceeds to be received from the Company on the Mortgages.

Construction and Rehabilitation Loans. Construction and improvement loans are inherently more risky that loans on existing structures and land. Invariably construction and improvement budgets are either unrealistic or unforeseen variables arise prolonging the development and increasing the costs. While funding may implement procedures to manage construction funding loans, there can be no certainty that the Company will not suffer losses on construction loans. In addition, if a builder fails to complete a project, the Company may use its contracts and expertise to complete the project, which will likely result in a substantial increase in costs in excess of the original budget and delays in completion of project. In the event the Company suffers substantial Borrower defaults, or is unable to obtain new funds from Investors, the Company may be unable to fund a performing Construction Loan. In this case, a Borrower may have a claim against the Company for breach of loan agreement.

Environmental Concerns. The real property securing Mortgages initiated by the Company may be subject to the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or other federal, state or local regulations pertaining to the management and disposal of hazardous substances. Pursuant to these regulations, a contamination can give rise to a lien against the subject real property for the purposes of assuring payment of the cost of clean-up. In some states, such liens have priority over existing mortgages. Consequently, in the event the Company initiates a Mortgage secured by a contaminated property, or in the event the Borrower contaminates the property, this could indirectly result in liability to the Company for the cost of the clean-up. The Company will be relying upon contractual representations from the Borrower as to environmental conditions, but is not expected to have independent environmental assessments made on the Properties, which could result in risk to the Company to the effect such representations prove inaccurate and/or the Borrower is unable to cost effectively remediate the applicable environmental condition.

Geographic Concentration. The Company expects to concentrate its investments in Mortgages secured by real property situated in Florida and the southeast. Real estate markets and values in these states may be subject to risks uniquely characteristic of each local economy. Consequently, dramatic recessionary influences affecting these local economies could adversely affect Borrower incomes and/or real property values, potentially encumbering the Company’s ability to collect on the Mortgages it owns in that area. Furthermore, a widespread natural disaster (such as an earthquake, flood, or volcanic eruption) could simultaneously damage the real properties securing the various Mortgages the Company owns in that area, potentially encumbering the Company’s ability to collect on its Mortgages.

Governmental Regulation. Decisions of federal, state and local authorities may affect the value of the real properties serving as security for Mortgages initiated (examples of such decisions would include zoning changes, moratoriums, condemnations for public roadways, changes in municipal boundaries, or changes in land use plans).

Higher Than Normal Risk of Borrower Default. Borrowers and purchasers who are obligated under the types of Mortgages the Company initiates are sometimes persons who do not qualify for conventional bank financing or who would generally be regarded to be higher risk Borrowers. Consequently, conventional mortgage banking philosophy dictates that these Borrowers are more likely to default on the repayment of their obligations. In the current economic and lending market, if a Borrower defaults it will likely take longer for the Company to find a buyer of a foreclosed property due to the decline in the number of lenders willing to make real estate loans and the increased eligibility standards for borrowers. This in turn would have an impact on Investor returns.

Insurance and Casualty Loss. It is the policy of the Company to require fire and/or casualty insurance on property improvements that would be sufficient, together with the value of the underlying land, to pay off all obligations, including the subject Mortgage. There are certain disasters, however, for which no insurance is available or for which insurance may be deemed to be too expensive (examples would include flood and earthquake insurance). Furthermore, the Company has no control over the Borrower’s actions or the state of the property that might reduce available coverage, call for economically prohibitive premiums, or otherwise render the subject real property uninsurable. In addition, should insurance coverage lapse due to premiums not paid by the Borrower, or should a policy be cancelled for other reasons, the Company may not be protected unless substitute or new insurance is in force. In this event, the Company may be required to pay the premiums to maintain such insurance. This could in turn have a negative impact on Investor returns.

Limited or Inaccurate Borrower Information. There can be no assurance that the information provided to the Company will contain all relevant facts about a Borrower or that the information will be accurate. Although it will be the Company’s policy to independently obtain a credit report and certain other relevant information relating to each Borrower, the Company will not always be able to obtain accurate credit information or to independently verify the information supplied to it by third party providers.

Non-Judicial Foreclosures. In the event of a default, the Company will generally file non-judicial foreclosure proceedings against the Borrower(s). Non-judicial foreclosure proceedings, which are substantially more expeditious than judicial proceedings, generally prohibit the Company from obtaining a deficiency judgment against the Borrower(s), in the event the net proceeds from the sale of the subject real property securing the defaulted Mortgage is less than the full amount owed to the Company.

Property Taxes and Other Governmental Assessments. Mortgages secured by real property are subject and subordinate to liens for unpaid real property taxes and, in some cases, to levies from local improvement districts (examples would include assessments for local road improvements or for the construction of local sewer facilities). Consequently, the Company may be liable for unpaid property taxes and governmental assessments in the event of a default. This in turn could have a negative impact on Investor returns.

Reduced Underwriting Standards. The Company has less stringent underwriting standards as compared to those of the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”) with respect to newly originated single-family loans and those of institutional lenders with respect to newly originated commercial mortgage loans. Therefore, necessarily the risk of default on loans made by the Company could be meaningfully higher than those acceptable per FNMA and FHLMC underwriting standards.

Value of Security Dependent upon Property Value. There is no guarantee that the Company will recover the full amount owed to the Company on each and every Mortgage (including accrued interest, late charges, etc.). In the event of a default, even though the Company may have received an accurate appraisal of the subject real property as of the date of the Company’s initiation of the subject Mortgage, events subsequent to the date of the appraisal could have an adverse effect on the value of the subject real property (examples would include a general downward fluctuation in local property values, neighborhood degradation, highway relocations, the Borrower’s failure to properly or adequately maintain the subject real property, and damage due to uninsured disasters and losses). In the case that the Company is unable to recover the full amount owed by the Borrower, Investor capital and return could be materially affected.

Borrower Concentration. The Company may limit its lending activity to a very small number of Borrowers, which will subject to the Company to significant risk in the event of financial distress of the Borrower(s).

Interest Ceilings Under Usury Statutes. The amount of interest which may be charged by the Company on its Mortgage Loans is limited by state usury laws. Such laws impose penalties on the making of usurious loans, including restitution of excess interest and unenforceability of the debt obligation. While the Company does not intend to make Mortgage Loans at usurious interest rates, there are uncertainties in determining the legality of interest rates since the interest rate being charged may be increased as a result of imposition of terms requiring payment of interest on accrued interest and this could significantly adversely impact ultimate returns to the Company.

ADDITIONAL RISK FACTORS REGARDING OUR BUSINESS:

We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

We conduct our operations so that we avail ourselves of the statutory exclusion provided in Section 3(c)(5)(C) for companies engaged primarily in investment in mortgages and other liens on or interests in real estate. In order to qualify for this exclusion, we must maintain, on the basis of positions taken by the SEC’s Division of Investment Management, or the “Division,” in interpretive and no-action letters, a minimum of 55% of the value of our total assets in mortgage loans and other related assets that are considered “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets. In the absence of SEC or Division guidance that supports the treatment of other investments as Qualifying Interests, we will treat those other investments appropriately as real estate-related assets or miscellaneous assets depending on the circumstances.

In August 2011, the SEC staff commenced an advance notice rulemaking initiative, indicating that it is reconsidering its interpretive policy under Section 3(c)(5)(C) and whether to advance rulemaking to define the basis for the exclusion. We cannot predict the outcome of this reconsideration or potential rulemaking initiative and its impact on our ability to rely on the exclusion. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the requirements of Section 3(c)(5)(C) of the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Because registration as an investment company would significantly affect our ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we will continue to satisfy the requirements to avoid regulation as an investment company. If we do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Any such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy and present additional risks to us. We continue to analyze our investments and may make certain investments when and if required for compliance purposes. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquired assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Therefore, compliance with the requirements of the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related investments declines, we may need to alter the mix of our portfolio of assets in order to maintain our exclusion from the Investment Company Act regulation. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the Investment Company Act considerations.

Our business depends heavily on our officers and directors.

Our future ability to execute our business plan depends upon the continued service of our CEO Jim Byrd, our President Paul Carrazzone and our CMO Shane Hackett. If we lost the services of one or more of our key personnel, or if one or more of our executive officers or employees joined a competitor or otherwise competed with us, our business may be adversely affected. We cannot assure that we will be able to retain or replace our key personnel.

If we are unable to retain the members of our management team or attract and retain qualified management team members in the future, our business and growth could suffer.

Our success and future growth depend, to a significant degree, on the continued contributions of the members of our management team. Each member of our management team is an at-will employee and may voluntarily terminate his or her employment with us at any time with minimal notice. We also may need to hire additional management team members to adequately manage our growing business. We may not be able to retain or identify and attract additional qualified management team members. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. If we lose the services of any member of our management team or if we are unable to attract and retain additional qualified senior managers, our business and growth could suffer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

There is no dilution to our common stock shareholders under this Offering as no common equity is being offered.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors, unless the Company engages placement agents to sell this Offering. At present, the Company has no agreements with any placement agents, but may engage such placement agents in the future. If a placement agent is engaged, it is estimated the Company may incur commissions up to 8% for the sale of the Bonds and Shares, plus other direct selling expenses.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Bonds and Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Bonds or Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Bonds with a broker or dealer, however, the Company may enter into a selling agreement with one or more broker dealers in the future. We have no exclusive agreements with any third party to sell our securities, and after the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intend to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We also intend to use any legally approved and available mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as they offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The following offerings are made hereunder:

We are offering a maximum of $40,000,000 of Series A Corporate Bonds (“Bonds”) and $20,000,000 of Series A Preferred Shares of Legion stock (“Shares”) on a “no minimum/best efforts” basis. The offering will continue until the earlier of 12 months from the date this Offering is qualified for sale (which date may be extended for an additional 90 days at our option) or the date when all Bonds and Shares have been sold. Because there is no minimum offering amount, funds raised may not be sufficient to complete the plans of the Company as set forth in “Use of Proceeds” in this Offering Circular. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

The Bonds and Shares are being sold with five (5) options for the investor:

The Bonds

The Bonds are being sold with 5 options for the investor:

1.	A 12 month maturity with interest at 4.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 12 months in full; and/or

2.	A 24 month maturity with interest at 5.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 24 months in full; and/or

3.	A 36 month maturity with interest at 6.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 36 months in full; and/or

4.	A 60 month maturity with interest at 8% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 60 months in full; and/or

5.	An 84 month maturity with interest at 9% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 72 months in full; and/or

An investor can purchase a Bond under any of the above 5 options, or can split the investment into one or more options at his or her choosing. The maturity dates of each Bond sold are based on the date each individual investor makes the investment, not on a fixed or general closing date of the offering.

By way of example, if any investor purchases $10,000 of a 12 month Bond and $10,000 of a 36 month Bond on January 15, 2020, the investor would receive monthly payments of interest only at 4.5% per annum on the 12 month Bond and 6.5% per annum on the 36 month Bond, and $10,000 of principal would be due in full on January 14, 2021 and $10,000 would be due on January 14, 2023. All monthly payments will be made on the 1st day of every month, in arrears, with partial payment made for the first month if the investment is made on any day other than the 1st day of the month.

These Bonds are secured obligations of Legion Capital Corporation (“Legion or the Company”, and will be secured by a first lien on a pool (“Pool”) of mortgage loans issued by Legion or a subsidiary thereof. The Pool will be made up of mortgage loans issued by Legion or a subsidiary under lending criteria established from time to time by Legion management, and typically will (but are not required to) constitute first mortgage liens on development or other real estate assets.

The Company believes it has a continuing pipeline of new mortgage loans and other business loans (“Loans”) and intends to use all net proceeds from the sale of the Bonds hereunder to fund new Loans. All new Loans funded through this Bond offering will be aggregated into the Pool, and the Pool of said Loans will be pledged to secure repayment of the holders of the Bonds hereunder. As Loans are repaid, or properties are sold or disposed of, the Company will either secure replacement of such Loans or properties in such a manner as to maintain a fully collateralized Pool in an amount at least equal, at all times, to the outstanding amount due under the Bonds. At the option of the Company, if no such replacement Loans or properties are available, the Company may retain any excess capital in cash or cash equivalent accounts until such time as a replacement loan or property has been identified and acquired.

The Company will endeavor to make Loans on a fully collateralized basis, with the Loan being secured by a mortgage on real estate and/or a lien on other business assets or cash flows (“Collateral”) of the borrower. Our typical model is to never loan more than 70% of orderly liquidation value of the Collateral so that we endeavor to maintain a secured position in our Loans at all times. In rare circumstances, we may exceed said 70% threshold based on other factors relative to a particular Loan or borrower.

The Shares

We are offering up to $20,000,000 of Series A Preferred Shares of stock in Legion Capital Corporation as described below:

Stated Value. Each share of Redeemable Preferred Stock will have an initial “Stated Value” of $1,000, subject to appropriate adjustment upon certain events such as recapitalizations, stock dividends, stock splits, stock combinations, and reclassifications, as set forth in the Certificate of Designation for the Redeemable Preferred Stock.

Ranking. The Redeemable Preferred Stock ranks senior to our common stock, pari passu to our Series A Convertible Preferred Stock and senior or pari passu with all other classes and series of our preferred stock indluding any future preferred stock issuances of any kind or class, with respect to payment of dividends and rights upon liquidation, dissolution or winding up.

Dividends. Holders of Redeemable Preferred Stock are entitled to receive, when and as declared by our Board of Directors out of legally available funds, cumulative cash dividends on each share of Redeemable Preferred Stock at an annual rate of 7.5% of the Stated Value of such share. Dividends are payable in monthly installments on the first day of each month (or the next following business day thereafter in the event such date is not a business day). Dividends on each share of Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our Board of Directors declares and pays such dividends.

Voting Rights. The Redeemable Preferred Stock has no voting rights.

Redemption Request at the Option of a Holder. Beginning one year from the date of original issuance of any shares of Redeemable Preferred Stock to be redeemed, a holder will have the opportunity to request once per calendar quarter that we redeem up to 25% of such holder’s Redeemable Preferred Stock originally purchased from us at a redemption price equal to the Stated Value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

●	8% if the redemption is requested after the first anniversary and before the second anniversary of the original issuance of such shares.

●	5% if the redemption is requested after the second anniversary and before the third anniversary of the original issuance of such shares.

Beginning three years from the date of original issuance of such shares, no redemption fee shall be subtracted from the redemption price.

Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also, subject to cash availability, redeem shares of Redeemable Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds our preferred shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within 60 days of our receipt of a written request from the holder or the holder’s estate at a redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon.

A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working on a full-time basis as of the date on which his or her Redeemable Preferred Stock was purchased, has been unable to work on a full-time basis for at least 24 consecutive months. In this regard, the Certificate of Designation for the Redeemable Preferred Stock defines working “on a full-time basis” to mean working at least 40 hours per week.

Optional Redemption by the Company. After one year from the date of original issuance of shares of Redeemable Preferred Stock, we will have the right (but not the obligation) to call and redeem such shares of Redeemable Preferred Stock at 100% of their Stated Value, plus any accrued but unpaid dividends thereon.

Restrictions on Redemption and Repurchase. We will not be obligated in all cases to redeem shares of Redeemable Preferred Stock, whether upon a redemption request by a holder, at the option of the Company, or upon the death, total disability or bankruptcy of a holder. In particular, we will not redeem or repurchase any preferred shares if we are restricted by applicable law or our Certificate of Incorporation, as amended, from making such redemption or to the extent any such redemption would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem preferred shares upon a redemption request made by a holder if we do not have sufficient funds available to fund that redemption. We will have discretion under the Certificate of Designation for the Redeemable Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we have requests for redemptions that we are unable to satisfy, we will honor these redemptions promptly after we become able to do so, with all such deferred requests being satisfied on a prorated basis, regardless of the order in which we received the requests.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Redeemable Preferred Stock, the holders of shares of Redeemable Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus accrued but unpaid dividends thereon.

There are no Selling Securities Holders in this Offering.

USE OF PROCEEDS TO ISSUER

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $3,030,000.

NEW LOANS OR ACQUISITION OF PROPERTIES OR ASSETS	$25,000,000
RETIRE OR REPAY DEBT	$5,000,000
GENERAL WORKING CAPITAL	$2,770,000
COMMISSIONS AND OFFERING COSTS	$3,030,000
TOTAL	$40,000,000

The foregoing represents our best estimate of the allocation of the proceeds of this offering based on planned use of funds for our operations and current objectives.

DESCRIPTION OF BUSINESS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information and financial data discussed below is derived from our unaudited financial statements, herein, for the period from January 1, 2019 to June 30, 2019. We have also restated our unaudited financial statements for the period between January 1, 2018 and June 30, 2018, and those are included here. The unaudited financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the related notes contained elsewhere in this filing. The financial statements contained elsewhere in this filing fully represent our financial condition and operations; however, they are not indicative of our future performance.

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with operating subsidiaries in the areas of commercial lending, real estate and real estate services, management and marketing.

Our operating subsidiaries are:

●	Legion Lending Group, LLC. Legion Lending Group is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs including:

1.	Direct mortgage lending for real estate developers and entrepreneurs.

2.	Accounts receivable financing or factoring for small business owners and entrepreneurs.

3.	General secured business lending and other forms of direct lending and finance.

●	Legion Development Group, LLC is a company that owns and holds interests in real estate and real estate developments. We partner with developers and builders to develop and build both commercial and residential real estate.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance. Specifically, we provide management and consulting services to small and medium sized businesses and entrepreneurs on a fee basis.

●	Legion Marketing, LLC is a marketing company that provides marketing services to business owners and entrepreneurs. Specifically, we provide the following marketing services to business owners:

1.	Digital marketing and online media buying.

2.	SEO and web based marketing.

3.	Conventional media buying and design.

4.	Web and social media design and management.

5.	Marketing and sales consulting services.

●	Legion Title, LLC. Legion Title, LLC is a title agency that provides title insurance and closing services for Legion transactions.

During the next 12 months we plan to use our current cash, as well as additional capital procured through our capital sources, to build and acquire new businesses within our core operating areas and potential new areas, to grow our current lending, real estate services and development businesses both organically and through acquisition and to expand our business services such as marketing and management.

DESCRIPTION OF PROPERTY

We do not own any plants or facilities, we sublease our office space from a company owned by our Chairman and CEO, on a month to month basis as more specifically described in Footnote 13 to our Financial Statements attached to this Offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following table summarizes our gross revenue, operating expenses, and net loss for the six months ended June 30, 2019 and June 30, 2018.

The table below sets forth line items from the Company’s unaudited consolidated Statements of Operations.

	June 30, 2019	June 30, 2018
		(restated)
Revenue
Management fees	$148	$-
Automotive sales and services	1,137,760	1,446,279
Due diligence fees	45,000	115,000
Interest income	422,539	586,518
Marketing fees	15,349	18,597
Origination fees	234,370	102,613
Other	278,568	361,291
	2,133,734	2,630,298

Less: cost of sales
Automotive sales and service	1,063,500	1,174,726

Gross profit	1,070,234	1,455,572

Expenses:
Selling expenses	(113,627)	(243,094)
General and administrative Expense	(1,612,363)	(2,876,213)

Operating loss	(655,756)	(1,663,735)

Other income (expense)
Interest expense	(592,530)	(250,338)
Other income	-	57,466
Loss on sale of assets	-	(55,360)

Total other income (expense)	(592,530)	(248,232)

Net loss	(1,248,286)	(1,911,967)

Less: Preferred membership units of subsidiary dividends	(396,945)	(402,527)

Net Loss - common shareholders	$(1,645,231)	$(2,314,494)

Six Months Ended June 30, 2019 compared with Six Months Ended June 30, 2018

Gross revenue: For the six month period ended June 30, 2019, gross revenue was $2,133,734, compared to $2,630,298 for the six month period ended June 30, 2018, a decrease of $496,564. This decrease was primarily due to decreased sales in our Dorman – Willis Motors, Inc. business for the relative periods.

Gross profit: The consolidated gross profit decreased by $385,338, or 26% from $1,455,572 to $1,070,234 from the six month period ended June 30, 2018 and June 30, 2019 respectively. This decrease in gross profit was primarily due to decreased automobile sales as well as a decrease in interest income in our lending business.

General and administrative: The consolidated general and administrative expenses decreased by $1,263,850 to $1,612,363 for the six months ended June 30, 2019 from $2,876,213 for the six months ended June 30, 2018. The decrease is primarily due to us streamlining portions of our business operations to focus on our core and most profitable and potentially profitable businesses.

Loss on sale of assets: The consolidated loss on sale of assets decreased by $55,360 to -0- or 100%, for the six months ended June 30, 2019 from $55,360 for the six months ended June 30, 2018.

Interest expense: The consolidated interest expense increased by $342,192 or 58% to $592,530 for the six months ended June 30, 2019 from $250,338 for the six months ended June 30, 2018. The increase is primarily due to the increase in the Company’s long-term debt.

Net loss: Net loss decreased by $663,681, or 35%, to $1,248,286 for the six months ended June 30, 2019 from a net loss of $1,911,967 for the six months ended June 30, 2018. The decrease in net loss is primarily due to our streamlined business focus and operations in 2019.

Liquidity and Capital Resources

As of June 30, 2019, we had a cash balance of $298,222. During the six months ended June 30, 2019, we used approximately $3,559,000 in cash for operating activities, were provided approximately $11,000 in cash from investing activities, and were provided with approximately $3,548,000 through financing activities.

Our primary uses of cash were for expanding our lending business by making new and increased loans, marketing and working capital. The main source of cash was from private debt issuance. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	Continued expansion of our lending business by loaning out our capital on short and long term illiquid transactions,

●	Addition of administrative and sales personnel as the business grows,

●	Increases in advertising, public relations and sales promotions as we expand operations,

●	An increase in working capital requirements,

●	The cost of being a public reporting company and the continued increase in costs due to governmental compliance activities.

We expect to finance our operations primarily through our existing cash, our operational revenues and any future financing.  We expect to use both equity and debt financing from time to time. We have no limits on the amount of leverage we may employ. In general, we intend to pay debt service from operational cash flow, but we also expect to need to raise additional capital to meet our obligations and to fully implement our business plan. Potential future sources of capital include secured or unsecured financings from banks or other lenders, and additional debt and/or equity offerings. However, there is no assurance we will be able to obtain such capital on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted.

Off Balance Sheet Arrangements

We do not have any off - balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
James S. Byrd, Jr.	60	Chairman, Chief Executive Officer
Paul Carrazzone	61	President, Director
Douglas S. Hackett	56	Chief Marketing Officer, Director

James S. Byrd, Jr (Chairman& CEO) Jim is a veteran corporate and securities attorney and venture capital executive. He has built, advised and managed numerous companies, from start up to publicly trading company in his distinguished 30-year career. Extensive experience in going public and venture capital transactions and has tried cases in both State and Federal Courts, as well as in front of FINRA, the Florida Supreme Court and the U.S. Court of Appeals. Chairman, CEO and Director of numerous private and public companies, including Vice Chairman of Success Magazine, N.Y. (1998-2000). During the past 5 years, Jim has held the following positions.

Legion Capital Corp. – Chairman and CEO – 2015-Present

Byrd & Byrd, PL – law firm – Partner/Owner 2012-2014

James S. Byrd, PA, - law firm 2014 – Present – Owner

Engage Mobility, Inc., - mobile technology company – 2012 – 2015 – Chairman and CEO

Jim has been a director of the above listed companies during the past 5 years.

Paul F. Carrazzone (President& Director) Paul Carrazzone has over 30 years’ experience in real estate transactions. His expertise ranges from lending to leasing, and from property management to ownership/development. Mr. Carrazzone began his career in commercial banking in which he had direct responsibility on loan transactions ranging from a few million dollars to over a billion dollars. In addition to developing and managing a specialized loan portfolio, Mr. Carrazzone also was a member of the bank’s real estate loan committee. Subsequent to his years in banking, Mr. Carrazzone has been an active investor and developer in various residential and commercial real estate projects. In the past few years prior to joining Legion, Mr. Carrazzone has focused much of his consulting, underwriting, and investment expertise on real estate projects in Florida.

In the last five years, Paul has been engaged in the following businesses:

2017 – 2019 Legion Capital Corporation, first as a consultant and was appointed President as of 2019.

2014 – 2019 Managing personal and family investments in the areas of real estate, land use, lending and related businesses.

Douglas S. Hackett (Director& CMO) Shane is a 25-year media, marketing and public company executive. Shane is widely renowned as a direct marketing expert having founded, built and managed multiple broadcast, technology, marketing and training companies. The current Chairman of the Board at Market Leverage, a previous Inc. 100 Advertising Firm and Fortune 5000 fastest growing company, Shane has also owned multiple radio stations and was the producer and creator of “Baseball Sunday with Joe Garagiola,” “Football Sunday” and “NBA Basketball Sunday. Shane has held the following positions in the last 5 years.

Legion Capital Corp. – CMO – 2015 – Present

Engage Mobility – President – 2012 – 2015

Market Leverage, LLC – marketing company – Chairman – 2012-Present

Heartland Soccer Association – Soccer Association – Director – 2012 – Present

Shane has been a director of the above listed companies during the past 5 years.

BUSINESS

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with operating subsidiaries in the areas of commercial lending, real estate and real estate services, management and marketing.

Our operating subsidiaries are:

●	Legion Lending Group, LLC. Legion Lending Group is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs including:

1.	Direct mortgage lending for real estate developers and entrepreneurs.

2.	Accounts receivable financing or factoring for small business owners and entrepreneurs.

3.	General secured business lending and other forms of direct lending and finance.

●	Legion Development Group, LLC is a company that owns and holds interests in real estate and real estate developments. We partner with developers and builders to develop and build both commercial and residential real estate.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance. Specifically, we provide management and consulting services to small and medium sized businesses and entrepreneurs on a fee basis.

●	Legion Marketing, LLC is a marketing company that provides marketing services to business owners and entrepreneurs. Specifically, we provide the following marketing services to business owners:

1.	Digital marketing and online media buying.

2.	SEO and web based marketing.

3.	Conventional media buying and design.

4.	Web and social media design and management.

5.	Marketing and sales consulting services.

●	Legion Title, LLC. Legion Title, LLC is a title agency that provides title insurance and closing services for Legion transactions.

During the next 12 months we plan to use our current cash, as well as additional capital procured through this offering and other capital sources, to build and acquire new businesses and opportunities within our core operating areas and potential new areas, to grow our current lending, real estate services and development businesses both organically and through acquisition and to expand our business services such as marketing and management.

OPERATIONS

Our Lending Business

Legion deploys a three-tiered approach to its lending practice, as follows:

Tier I – A Direct Secured Loan. Legion makes a standard secured commercial loan to the project, secured by a first mortgage or lien on the asset or property. This secured loan is typically at no more than 60% loan to current appraised value, meaning we require the borrower to have at least 40% equity in the project.

We typically deploy this secured loan capital at an interest rate approximating our actual capital cost from our investor/lenders, rather than attempt to make a large “spread” or mark up on the loan.

Tier II – Services. Legion makes money by providing a basket of services to the business, project or venture. We provide a myriad of services, management, marketing, title and closing services, financial management services, administrative and back office services, site reviews, inspections etc. and we are paid fees for the services we provide.

Tier III. – Participation Fees. The final piece of the financial model is that Legion will often receive participation fees from the business, project or development. This is not “equity” in the traditional sense, rather it is a more easily measured formula based on the planned development or the project. For instance, we may take a contractual participation fee of between $1,000 and $5,000 per unit when a multi-family residential real estate development project is built and the units are sold, depending on the type and scope of the project and our efforts. In this regard, we work in a collaborative manner with the developer/operator to make the get the project completed or made commercially ready, and we receive a portion of our revenues and profit from that activity.

By using this three-tiered approach, Legion can minimize the risk of loss of Loan principal because the Loan is always in a secured position superior to the service providers or operator/developer. Any loss associated with the project would be borne first by the borrower/operator/developer (lost equity) and second by Legion (in terms of lost time and services), but we endeavor to make sure the Loan principal is secure.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Name and Principal Position	Year Ended	Salary ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James S. Byrd, Jr/CEO/Chairman	2018	$180,000	0	0	180,000
Douglas S. Hackett/CMO/Director	2018	$120,000	0	0	120,000
Paul Carrazzone	2018	$180,000	0	0	180,000

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of December 31, 2016 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the Bonds of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Byrd & Company (James Byrd)	4,000,000
Douglas S. Hackett	4,000,000
Paul F. Carrazzone	2,000,000
Total of Officers and Directors as a Group	10,000,000

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

For information regarding Related Party Transactions, please see Footnote 13 and Footnote 14 of our attached Financial Statements.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2018, we have 2,503,067 million stock options outstanding in favor of BGA Holdings, LLC (managed by Joseph B. Hilton), as follows:

1,503,067 million at $1 per share, fully vested, 10 year term (subject to a 5 year lock up)

500,000 at $1.25 per share, not vested, 10 year term (subject to a 5 year lock up)

500,000 at $1.75 per share, not vested, 10 year term (subject to a 5 year lock up)

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0 and 0 shares of preferred stock, par value $n/a. As of the date of this Offering Circular, there are 16, shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Preferred Stock: We have $20,0000 of Series A Redeemable Preferred Stock authorized.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is ClearTrust, LLC, and there is no transfer agent for the Bonds offered hereunder.

Experts

Our independent auditor is Rosenfield and Company PLLC

SECURITIES BEING OFFERED

We are offering a maximum of $40,000,000 of Series A Corporate Bonds (“Bonds”) and $20,000,000 of Series A Redeemable Preferred Shares of Legion stock (“Shares”) on a “no minimum/best efforts” basis. The offering will continue until the earlier of 12 months from the date this Offering is qualified for sale (which date may be extended for an additional 90 days at our option) or the date when all Bonds and Shares have been sold. Because there is no minimum offering amount, funds raised may not be sufficient to complete the plans of the Company as set forth in “Use of Proceeds” in this Offering Circular. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

The Bonds and Shares are being sold on the following terms:

The Bonds

The Bonds are being sold with 5 options for the investor:

1.	A 12 month maturity with interest at 4.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 12 months in full; and/or

2.	A 24 month maturity with interest at 5.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 24 months in full; and/or

3.	A 36 month maturity with interest at 6.5% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 36 months in full; and/or

4.	A 60 month maturity with interest at 8% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 60 months in full; and/or

5.	An 84 month maturity with interest at 9% per annum to the investor, with monthly payments of interest only, and the entire balance due at the end of 72 months in full; and/or

An investor can purchase a Bond under any of the above 5 options, or can split the investment into one or more options at his or her choosing. The maturity dates of each Bond sold are based on the date each individual investor makes the investment, not on a fixed or general closing date of the offering.

By way of example, if any investor purchases $10,000 of a 12 month Bond and $10,000 of a 36 month Bond on January 15, 2020, the investor would receive monthly payments of interest only at 4.5% per annum on the 12 month Bond and 6.5% per annum on the 36 month Bond, and $10,000 of principal would be due in full on January 14, 2021 and $10,000 would be due on January 14, 2023. All monthly payments will be made on the 1st day of every month, in arrears, with partial payment made for the first month if the investment is made on any day other than the 1st day of the month.

These Bonds are general obligations of Legion Capital Corporation (“Legion” or the “Company”), and will be secured by a first lien on a pool (“Pool”) of mortgage loans or other asset backed business loans (“Loans or Mortgage Loans”) issued by Legion or a subsidiary thereof. The Pool will be made up of Loans issued by Legion or a subsidiary under lending criteria established from time to time by Legion management, and typically will (but are not required to) constitute first mortgage and lien on real estate and/or other assets.

The Shares

We are offering up to $20,000,000 of Series A Preferred Shares of stock in Legion Capital Corporation as described below:

Stated Value. Each share of Redeemable Preferred Stock will have an initial “Stated Value” of $1,000, subject to appropriate adjustment upon certain events such as recapitalizations, stock dividends, stock splits, stock combinations, and reclassifications, as set forth in the Certificate of Designation for the Redeemable Preferred Stock.

Ranking. The Redeemable Preferred Stock ranks senior to our common stock, and either senior or pari passu with all other classes and series of our preferred stock including any future preferred stock issuances of any kind or class, with respect to payment of dividends and rights upon liquidation, dissolution or winding up.

Dividends. Holders of Redeemable Preferred Stock are entitled to receive, when and as declared by our Board of Directors out of legally available funds, cumulative cash dividends on each share of Redeemable Preferred Stock at an annual rate of 7.5% of the Stated Value of such share. Dividends are payable in monthly installments on the first day of each month (or the next following business day thereafter in the event such date is not a business day). Dividends on each share of Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our Board of Directors declares and pays such dividends.

Voting Rights. The Redeemable Preferred Stock has no voting rights.

Redemption Request at the Option of a Holder. Beginning one year from the date of original issuance of any shares of Redeemable Preferred Stock to be redeemed, a holder will have the opportunity to request once per calendar quarter that we redeem up to 25% of such holder’s Redeemable Preferred Stock originally purchased from us at a redemption price equal to the Stated Value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

●	8% if the redemption is requested after the first anniversary and before the second anniversary of the original issuance of such shares.

●	5% if the redemption is requested after the second anniversary and before the third anniversary of the original issuance of such shares.

Beginning three years from the date of original issuance of such shares, no redemption fee shall be subtracted from the redemption price.

Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also redeem shares of Redeemable Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds our preferred shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within 60 days of our receipt of a written request from the holder or the holder’s estate at a redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon.

A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working on a full-time basis as of the date on which his or her Redeemable Preferred Stock was purchased, has been unable to work on a full-time basis for at least 24 consecutive months. In this regard, the Certificate of Designation for the Redeemable Preferred Stock defines working “on a full-time basis” to mean working at least 40 hours per week.

Optional Redemption by the Company. After one year from the date of original issuance of shares of Redeemable Preferred Stock, we will have the right (but not the obligation) to call and redeem such shares of Redeemable Preferred Stock at 100% of their Stated Value, plus any accrued but unpaid dividends thereon.

Restrictions on Redemption and Repurchase. We will not be obligated in all cases to redeem shares of Redeemable Preferred Stock, whether upon a redemption request by a holder, at the option of the Company, or upon the death, total disability or bankruptcy of a holder. In particular, we will not redeem or repurchase any preferred shares if we are restricted by applicable law or our Certificate of Incorporation, as amended, from making such redemption or to the extent any such redemption would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem preferred shares upon a redemption request made by a holder if we do not have sufficient funds available to fund that redemption. We will have discretion under the Certificate of Designation for the Redeemable Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we have requests for redemptions that we are unable to satisfy, we will honor these redemptions promptly after we become able to do so, with all such deferred requests being satisfied on a prorated basis, regardless of the order in which we received the requests.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our or any other class or series of capital stock ranking junior to our shares of Redeemable Preferred Stock, the holders of shares of Redeemable Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus accrued but unpaid dividends thereon.

These are speculative securities. Investing in our Bonds and Shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment.

LEGION CAPITAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and DECEMBER 31, 2018

ROSENFIELD AND CO, PLLC (888) 556-1154 I INFO@ROSENFIELDANDCO.COM ROSENFIELDANDCO.COM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Legion Capital Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Legion Capital Corporation and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenfield and Company, PLLC

We have served as the Company’s auditor since 2019.

New York, NY

October 17, 2019

FLORIDA NEW JERSEY NEW YORK

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Legion Capital Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
		(Restated)
Assets

Current assets:
Cash	$297,752	$2,598,709
Other receivables	406,525	355,819
Business loans receivable, net	9,366,197	4,244,075
Inventory	517,037	-
Prepaid expenses and other current asset	257,897	-

Total current assets	10,845,408	7,198,603

Property and equipment, net	120,680	13,861
Other intangible assets	2,382	7,549
Assets held for sale	-	387,723

Business loans receivable, net	5,317,278	2,613,552

Total assets	$16,285,748	$10,221,288

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$531,542	$64,148
Floor plan notes payable	453,784	-
Notes payable	5,416,563	425,000

Total current liabilities	6,401,889	489,148

Notes payable, less current portion	3,664,804	2,437,000

Total liabilities	10,066,693	2,926,148

Shareholders’ equity
Common stock, no par value, 100,000,000 shares authorized and 16,451,268 and 14,063,721 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	7,652,294	4,526,843
Deferred stock compensation	(314,188)	(314,188)
Additional paid in capital	983,188	1,083,188
Deficit	(8,811,022)	(4,709,486)

Legion Capital Corporation equity	(489,728)	586,357

Non-controlling interest - preferred stock of subsidiary	6,708,783	6,708,783

Total shareholders’ equity	6,219,055	7,295,140

Total liabilities and shareholders’ equity	$16,285,748	$10,221,288

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Consolidated Statements of Operations

	For the year ended December 31,
	2018	2017
		(Restated)
Revenue
Management fees	$19,626	$109,167
Automotive sales and services	2,936,804	-
Due diligence fees	180,000	20,000
Gain on sale of equity interest	1,796,076	-
Interest income	1,166,164	460,342
Marketing fees	95,786	230,000
Origination fees	255,487	8,591
Other	379,890	114,387
	6,829,833	942,487

Less: cost of sales
Automotive sales and services	2,467,162	-

Gross profit	4,362,671	942,487

Expenses:
Selling expenses	(426,297)	(496,683)
General and administrative expenses	(6,642,545)	(3,772,147)

Operating loss	(2,706,171)	(3,326,343)

Other income (expense):
Interest expense	(534,951)	(193,133)
Loss on sale of assets	(55,360)	-

Total other income (expense)	(590,311)	(193,133)

Net loss	(3,296,482)	(3,519,476)

Less: Preferred membership units of subsidiary

Dividends	(805,054)	(67,087)
Profit Sharing	-	(45,637)

Net loss – common shareholders	$(4,101,536)	$(3,632,200)

Net loss per common share – basic and diluted	$(0.26)	$(0.29)

Weighted averages shares outstanding – basic and diluted	15,698,196	12,543,427

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	No par value Common Stock		Deferred Stock	Additional Paid-		Non-controlling interest - preferred stock issued by
	Shares	Amount	Compensation	In Capital	Deficit	subsidiary	Total
December 31, 2016 (Restated)	11,745,300	$1,801,000	$(49,000)	$84,000	$(1,077,286)	$-	$758,714

Shares issued for cash	2,318,421	2,725,843	-	-	-	-	2,725,843

Stock compensation-options	-	-	(265,188)	999,188	-	-	734,000

Preferred membership units of subsidiary issued for notes receivable	-	-	-	-	-	6,708,783	6,708,783

Preferred membership units of subsidiary dividends and distributions	-	-	-	-	-	(112,724)	(112,724)

Net loss (restated)	-	-	-	-	(3,632,200)	112,724	(3,519,476)

December 31, 2017 (Restated)	14,063,721	4,526,843	(314,188)	1,083,188	(4,709,486)	6,708,783	7,295,140

Shares issued for cash	2,387,547	3,125,451	-	-	-	-	3,125,451

Repurchase of stock options	-	-	-	(100,000)	-	-	(100,000)

Preferred membership units of subsidiary dividends and distributions	-	-	-	-	-	(805,054)	(805,054)

Net loss	-	-	-	-	(4,101,536)	805,054	(3,296,482)

December 31, 2018	16,451,268	$7,652,294	$(314,188)	$983,188	$(8,811,022)	$6,708,783	$6,219,055

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Statements of Consolidated Cash Flow

	Year ended	Year ended
	December 31,	December 31,
	2018	2017
Operating activities
Net loss	$(3,296,482)	$(3,519,476)
Adjustments to reconcile net loss to net cash provided (used) in operating activities
Depreciation and amortization	10,047	8,123
Bad debt expense	2,551,821	139,617
Gain on sale of equity interest	(1,695,182)	-
Loss on sale of assets	55,360	-
Stock compensation - option	-	734,000
(Increase) decrease in:
Other receivables	(452,552)	(355,819)
Issuance of business loans receivable	(9,080,614)	(1,187,477)
Repayments of business loans receivable	545,308	-
Inventory	513,646	-
Prepaid expenses and other current assets	(241,465)	7,412
Increase (decrease) in:
Accounts payable and accrued expenses	338,638	6,509
Net cash used in operating activities	(10,751,475)	(4,167,111)
Investing activities
Cash from acquisition	-	899,016
Purchases of property and equipment	(6,599)	(12,337)
Proceeds from sale of assets	344,608	-
Assets held for sale	-	(383,393)
Net cash provided by investing activities	338,009	503,286
Financing activities
Proceeds from notes payable	6,454,367	1,939,500
Change in floor plan notes payable	(358,755)	-
Payments on notes payable	(235,000)	(149,500)
Proceeds from issuance of common stock	3,125,451	2,725,843
Repurchase of stock options	(68,500)	-
Preferred membership distributions - subsidiary	(805,054)	-
Net cash provided by financing activities	8,112,509	4,448,756
Net increase (decrease) in cash	(2,300,957)	784,931
Cash - beginning	2,598,709	1,813,778
Cash - ending	$297,752	$2,598,709

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1: BUSINESS

As of January 1, 2017, all venture funds, including Legion High Yield Mortgage Fund I, LLC, Legion Select Venture Fund, LLC, and the LLC managers thereof, were sold and are no longer subsidiaries of the Company. There was effectively no gain or loss from this transaction.

As of February 28, 2017, Legion Wealth Advisors, LLC was sold and transferred to Paul Pfeifer, CEO thereof, and is no longer a subsidiary of the Company. There was effectively no gain or loss from this transaction.

Therefore, as of March 1, 2017, the Company is no longer a Registered Investment Advisor or Fund Company, and is now a holding company with operating subsidiaries as follows:

●	Hilton Institute of Business, LLC: Hilton Institute is a small business education, training and coaching company that teaches, coaches and mentors entrepreneurs and small business owners on how to start and grow a business, increase sales and revenues, and more effectively build and manage their business.

●	Legion Funding, LLC. Legion Funding is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs such as commission advances, factoring, unsecured and secured credit lines and other forms of direct lending and finance.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance.

●	Legion Marketing, LLC is a marketing company that provides marketing services to portfolio companies and business units owned by the Company, as well as to third party companies on a fee or project basis.

●	In January 2017, the Company formed Pricepoint Finance, LLC for the purpose of financing automobile sales.

●	In January 2017, the Company formed Pricepoint Automotive, LLC for the purpose of acquiring and operating an automotive dealership.

●	On April 5, 2017, the Company formed Legion Title, LLC, a Florida Limited Liability Company, for the purpose of providing title and closing services for real estate and other transactions.

●	On September 28, 2017, the Company formed Legion Azalea, LLC as a wholly owned subsidiary to own an investment property in Florida, which was subsequently sold in 2018.

●	In November 2017, the Company formed Legion Select Holdings, LLC to own and hold certain secured notes receivable and business assets, and certain secured notes and business interests in exchange for the issuance of $6,708,783 of preferred membership units in Legion Select Holdings, LLC. No gain or loss occurred during the acquisition of these note receivable as they were acquired at cost.

●	In January 2018, the Company formed Hilton Blockchain Systems, LLC for the purpose of providing certain educational programs related to digital currency.

●	In February 2018, the Company formed Legion Bellaviva, LLC for the purpose of financing a real estate development project in Central Florida.

●	In March 2018, the Company formed Legion Transportation Group, LLC to operate and manage an automotive dealership.

●	In May 2018, the Company formed Legion Commercial Finance, LLC for the purpose of making loans to certain real estate development projects.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Legion Capital Corporation and its wholly-owned subsidiaries (collectively the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position presented have been reflected herein.

Principles of Consolidation

For the year ended December 31, 2018, the Company, Legion Capital Corporation and its subsidiaries Hilton Institute of Business, LLC, Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC, Pricepoint Automotive, LLC, Pricepoint Finance, LLC, Hilton Blockchain Systems, LLC, Legion Bellaviva I, LLC, Legion Commercial Finance, LLC, and Legion Transportation Group, LLC, have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

For the year ended December 31, 2017, the Company, Legion Capital Corporation and its subsidiaries Hilton Institute of Business, LLC, Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC, Pricepoint Automotive, LLC, Pricepoint Financing, LLC, and Legion Wealth Advisors have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three (3) months or less to be cash equivalents.

Cash accounts are insured at the Federal Deposit Insurance Corporation limits of $250,000 per bank. At times throughout the year, such bank balances may have exceeded the federally insured limit. As of December 31, 2017, approximately $1,500,000 of cash not insured.

Inventory

Inventory is stated at the lower of cost or net realizable value, under the first in first out method, and consists of cars and automotive parts and supplies.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Business Loans Receivable

In accordance with the guidance of ASC Topic 942, Financial Services - Depository and Lending, the Company reports loans and trade receivables not held for sale on the date of the consolidated financial statements at their outstanding principal balances, reduced by an allowance for loan losses. The allowance for loan losses was $804,519 and $139,617, as of December 31, 2018 and 2017, respectively.

Portfolio Segments are primarily in real estate and transportation. The primary credit quality indicators are paired to changes in overall market/industry valuations as well as changes in more specific pledged collateral valuations to evaluate a performing and non-performing business loans receivable on an individual basis. Most portfolio loans are established with significant amounts of prepaid interest and are 1-2 years in duration. Business loans receivable are considered on non-accrual or past due status on an individual basis. When an asset or investment becomes distressed due to changes in industry valuation, business valuations and ability to generate cash flow or repay debt, each distressed or non-performing asset is evaluated on an individual case by case basis for restructuring and/or liquidation, and at that time an estimated allowance is recorded.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the expected useful lives of the related assets or the lease term.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

The Company accounts for its intangible assets in accordance with the authoritative guidance issued by the ASC Topic 350 - Goodwill and Other. Intangibles are valued at their fair market value and are amortized taking into account the character of the acquired intangible asset and the expected period of benefit. The Company evaluates intangible assets, at a minimum, on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated undiscounted future cash flows.

The cost of internally developing, maintaining and restoring intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity as a whole, are recognized as an expense when incurred.

An intangible asset with a definite useful life is amortized; an intangible asset with an indefinite useful life is not amortized until its useful life is determined to be no longer indefinite. The remaining useful lives of intangible assets not being amortized are evaluated at least annually to determine whether events and circumstances continue to support an indefinite useful life.

There were no indications of impairment based on management’s assessment of these assets at December 31, 2018 and 2017. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the use of the assets or the strategy for our overall business, and significant negative industry or economic trends. If current economic conditions worsen causing decreased revenues and increased costs, we may have to recognize an impairment charge to our intangible assets.

Long-Lived Assets

The Company reviews long-lived assets (primarily comprised of property, equipment and leasehold improvement, and assets held for sale) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. As of December 31, 2018 and 2017, the Company did not recognize any impairment on its long-lived assets.

Revenue Recognition

The Company generates revenue from providing asset management services to clients. The Company recognizes revenue when the following criteria are met:

(1) There is persuasive evidence of an arrangement with a client.

(2) The agreed-upon services have been provided.

(3) Fees are fixed or determinable.

(4) Collection is probable.

A fixed percentage asset-based management fee is earned periodically for providing asset management services. These fees are generally recognized as revenue each period in accordance with the terms of the asset management contract.

Interest income is recognized on an accrual basis at the stated interest rate in the respective loan agreements.

Origination fees are paid by borrowers at closing and are recognized as a discount to the loan and recognized over the life of the loan. Due diligence and referral fees are deferred and recognized over the term of the notes receivable.

Fair Value of Financial Instruments

FASB ASC 825, Disclosure about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments when it is practical to estimate. Management believes the carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are reasonable estimates of their fair value because of their short-term nature and interest rates.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equity-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718). The computation of the expense associated with stock-based compensation requires the use of a valuation model. The FASB issued accounting guidance requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. We currently use a Black-Scholes option pricing model to calculate the fair value of our stock options. We primarily use historical data to determine the assumptions to be used in the Black-Scholes model and have no reason to believe that future data is likely to differ materially from historical data. However, changes in the assumptions to reflect future stock price volatility and future stock award exercise experience could result in a change in the assumptions used to value awards in the future. This accounting guidance requires the recognition of the fair value of stock compensation in net income. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock compensation expense that may materially impact our financial statements for each respective reporting period.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740 “Accounting for Income Taxes,” which requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the net deferred tax assets will not be realized. The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income. Income tax expense has the sum of current income tax plus the change in deferred tax assets and liabilities.

Reclassifications

We have reclassified certain prior period amounts in the consolidated financial statements to conform to current period presentation.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board has issued the following Accounting Standard Update (“ASU”) 2014-09 Revenue From Contracts with Customers, ASU No. 2016-01, Financial Instruments, ASU 2016-02, Leases, ASU 2016-13, Financial Instruments - Credit Losses, ASU No. 2016-15, Statement of Cash Flows.

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09 - Revenue From Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The original effective date for ASU 2014-09 would have required the Company to adopt beginning in its first quarter 2017. In July 2015, the FASB voted to amend ASU 2014-09 by approving a one-year deferral of the effective date as well as providing the option to early adopt the standard on the original effective date. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company does not expect its adoption of the new revenue standard will have a significant impact on its consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825- 10), Recognition and Measurement of Financial Assets and Financial Liabilities. The provisions of the update require equity investments to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment. The update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. It also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. ASU No. 2016-01 requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. It also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

The update requires separate presentation of financial assets and financial liabilities by category and form on the balance sheet or the accompanying notes to the financial statements. In addition, the update clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU is not expected to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Conforming Amendments Related to Leases. This ASU amends the codification regarding leases in order to increase transparency and comparability. The ASU requires companies to recognize lease assets and liabilities on the balance sheet and disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on expected credit losses (“ECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (ex. loans and held to maturity securities), including certain off-balance sheet financial instruments (ex. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics may be grouped together when estimating the ECL. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relating to available for sale debt securities should be recorded through an allowance for credit losses. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently planning for the implementation of this accounting standard. It is too early to assess the impact this guidance will have on the Company’s financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU clarify the proper classification for certain cash receipts and cash payments, including clarification on debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, among others. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 3: ADJUSTMENTS TO PRIOR YEAR FINANCIAL STATEMENTS

The accompanying financial statements for 2017 have been restated to correct an error in which two companies, Pricepoint Automotive, LLC, and Pricepoint Financing, LLC, were omitted from the consolidation of Legion Capital Corporation and subsidiaries in 2017. The effect of the restatement was to increase assets and liabilities by $781,367 and $1,498,926, respectively. Additionally, accumulated deficit and the net loss increased by $717,559.

The accompanying financial statements for 2017 have been restated to write off amounts due from an unrelated party. The net effect of this write off decreased assets by $362,729, and increased both the accumulated deficit and net loss for the year in the amount of $362,729.

The accompanying financial statements for 2017 have been restated to reverse a write off of an amount due from an unrelated party. The net effect of this reversal increased assets and reduced both the accumulated deficit and net loss for the year in the amount of $276,674. In addition, the Company had stock options valued at the grant date, December 27, 2017. The valuation of the options decreased from $2,828,158 to $999,198 of additional paid in capital and the stock compensation expense was reduced from $2,828,158 to $734,000.

The accompanying financial statements for 2017 have been restated to write off amounts due from an unrelated party. The net effect of this write off was to decrease assets and increased both the accumulated deficit and net loss for the year in the amount of $171,958.

The accompanying financial statements for 2017 have been restated to correct an error to write off notes receivable deemed to be uncollectible. The net effect of this write off decreased assets and increased both the accumulated deficit and net loss for the year in the amount of $22,985.

The December 31, 2016 shares of common stock outstanding changed from 11,799,500 to 11,745,300 to correct an error.

NOTE 4: LIQUIDITY AND GOING CONCERN

The Company has sustained recurring losses and negative cash flows from operations. Over the past year, the Company’s growth has been funded through a combination of debt and equity financing. As of December 31, 2018, the Company had approximately $298,000 of unrestricted cash. The Company continues to obtain debt and equity financing as well as grow its portfolio of notes receivable and therefore believes that, as a result, it currently has sufficient cash and financing commitments to meet its operating and funding requirements over the next year. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years. The Company expects to seek to obtain additional funding through a bank credit facility or private equity. There can be no assurance as to the availability or terms upon which such financing and capital might be available in the future.

NOTE 5: BUSINESS LOANS RECEIVABLE

Business loans receivable of $14,401,594 are secured, along with annual interest at rates from 8% to 25%, with maturity dates through December 2020. The balance of the allowance for credit losses as of December 31, 2018 and 2017 was $664,901 and $139,617, respectively. The following table summarizes the maturity dates:

Business loans receivable due on or before December 31, 2019	$10,208,393
Business loans receivable due after December 31, 2019	5,418,198
Gross business loans receivable	15,626,591
Less deferred interest and origination fees	(278,215)
Less allowance for credit losses	(664,901)
$14,683,475

The following table presents (a) impaired loans with specific allowances and the amount of such allowances and (b) impaired loans without specific allowances as of December 31, 2018:

	Investment Value	Specific Allowance

December 31, 2018
Notes receivable with specific allowances – individually evaluated	$2,306,202	$664,901
Notes receivable without specific allowances – individually evaluated	13,320,389	-
Total	$15,626,591	$664,901

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 5: BUSINESS LOANS RECEIVABLE (CONTINUED)

The following table presents our credit quality indicators as of December 31, 2018:

Investment Value
Performing loans	$13,320,389

Non-performing loans	$2,306,202

Total impaired loans	$2,306,202

NOTE 6: PROPERTY AND EQUIPMENT

The major classifications of property and equipment are summarized as follows:

	December 31,	December 31,
	2018	2017
Furniture and equipment	$83,416	$18,781
Vehicles	21,933	-
Leasehold improvements	25,131	-
Less accumulated depreciation	(9,800)	(4,920)

Property and equipment, net	$120,680	$13,861

Depreciation expense for the years ended December 31, 2018 and 2017, was $4,880 and $2,957, respectively.

NOTE 7: ASSET HELD FOR SALE

During 2017, the Company repossessed a property on which it had a mortgage receivable, and is being held for sale in the amount of $387,723. During the year ended December 31, 2018, the property was sold for a loss of $55,360.

NOTE 8: NOTES PAYABLE

As of December 31, 2018, the Company has unsecured Notes payable in the aggregate amount of $2,286,984 with interest at 1% to 13%, per annum for a period of 12 and 36 months.

As of December 31, 2018, the Company has secured Notes payable in the aggregate amount of $6,504,383 with interest at 4% to 12%, per annum for a period of 12 and 36 months.

As of December 31, 2018, the Company has notes with investors in the amount of $290,000. The majority of these notes are paid monthly interest of between 10% and 12%, per annum.

For the period ended December 31, 2017, the Company has unsecured Notes payable in the aggregate amount of $1,017,000 with monthly payments of interest only at varying rates between 6% and 12%, per annum with varying maturities of between 12 and 36 months.

For the period ended December 31, 2017, the Company issued secured notes payable in the aggregate amount of $1,845,000 with monthly payments of interest only at varying rates between 6% and 12%, per annum with varying maturities between 180 days and 36 months.

The aggregate maturity on the notes payable as of December 31, 2018 are as follows:

2019	$5,416,563
2020	1,767,000
2021	1,667,804
2022	230,000
Total notes payable	9,081,367
Less current portion	5,416,563
Notes payable, long-term portion	$3,664,804

For the years ended December 31, 2018 and 2017, total interest expense on these notes’ payable was $467,585 and $193,133, respectively.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 9: FLOOR PLAN NOTES PAYABLE

At December 31, 2018 the Company has floor plan notes payable with banks totaling $453,784. The note is secured by the inventory of the Company and accrues interest at a rate of 5% per annum. Monthly payments relating to automobile sales are required monthly. The unpaid balance was due in March of 2019, and was subsequently satisfied by the Company.

The interest for the floor plan notes payable was $ 67,366 for the year ended December 31, 2018.

NOTE 10: SHAREHOLDERS’ EQUITY

For the years ended December 31, 2018 and 2017, the Company sold 2,387,547 and 2,318,421 shares of no par value common stock, respectively, and received $3,125,451 and $2,725,843, respectively. During 2018 and 2017, the common stock sold included shares as part of the Company’s Regulation A+ initial public offering of stock.

NOTE 11: STOCK OPTIONS

In November 2017, the Company granted 3 million stock options to BGA Holdings, LLC (BGA)(managed by Joseph B. Hilton). 2 million of these options were immediately vested with the remaining 1 million not being vested until and unless a 3 year employment agreement is entered into by Mr. Hilton. The options have a strike price and term as follows:

Option 1: 500,000 at $1.75 per share, not vested, 10 year term

Option 2: 500,000 at $1.25 per share, not vested, 10 year term

Option 3: 2,000,000 at $1.00 per share, fully vested, 10 year term

The weighted-average grant-date fair value of options granted during the year ended December 31, 2017 was $0.94. The options to Mr. Hilton’s company were issued in consideration of cancellation of 2 million shares previously agreed to be issued to Mr. Hilton’s company.

On June 27, 2018, the Company entered into a “Purchase of Stock Options and Lock Up Agreement” with BGA, in which the Company repurchased 496,333 shares of Option #3 above for $100,000. As consideration for the repurchase, a 5-year lock up period was added to the remaining shares of Option #3, and all shares of Options 1 & 2. The lock up period commenced December 27, 2017, and expires December 26, 2022, and BGA may not sell the remaining options or the shares underlying the options earlier than June 30, 2023. However, if certain conditions are not met by the Company, up to 5% of the options held by BGA may be sold in any 12-month period, subsequent to December 27, 2020.

The fair value of the Company’s common stock option grants is estimated using a Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value of the options issued in November of 2017 and on June 27, 2018:

Expected Dividend Yield—The Company has never paid dividends and does not expect to pay dividends.

Risk-Free Interest Rate—The risk-free interest rate was based on the market yield currently available on United States Treasury securities with maturities approximately equal to the option’s expected term.

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company’s assumptions about the expected term have been based on that of companies that have a similar industry, life cycle, revenue, and market capitalization and the historical data on employee exercises.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11: STOCK OPTIONS (CONTINUED)

Expected Volatility—The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have a long trading history.

Forfeiture Rate—The Company has not experienced significant exercise activity on stock options. The Company determines the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.

Each of the inputs discussed above is subjective and generally requires significant management judgment. The Company utilizes the following inputs to calculate its options as of December 31, 2017, and June 27, 2018:

	Grant	Modification
	Date	Date
Volatility:	43%	35%
Expected terms (in years):	10	10
Risk Free Rate:	2.42%	2.83%

A summary of the option activity as of June 27, 2018 is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at January 1, 2017	800,000		N/A
Granted	3,000,000	$1.17	N/A
Forfeited	800,000	$1.17	N/A
Outstanding at December 31, 2017	3,000,000	$1.17	10 years
Non-vested at December 31, 2017	1,000,000	$1.17	10 years
Vested at December 31, 2017	2,000,000	$1.17	10 years
Share options repurchased at June 27, 2018	496,933	$1.00	N/A
Outstanding at December 31, 2018	2,503,067	$1.25	9 years
Non-vested at December 31, 2018	1,000,000	$1.25	9 years
Vested at December 31, 2018	1,503,067	$1.25	9 years

Total stock compensation expense for the year ended December 31, 2017 was $734,000. The Company has subsequently had the stock options revalued on the modification date, and it was determined by management that an adjustment was not required relative to these stock options.

NOTE 12: INCOME TAXES

The Company did not provide any Federal and State income tax for the years ended December 31, 2018 and 2017, due to the Company’s net losses.

Deferred tax assets and liabilities reflect the effects of tax losses, credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future taxable income is expected to be subject a federal tax rate of 21% and a state tax rate of 5.5%.

As of December 31, 2018 and 2017, the Company had a deferred tax asset in the amount of $1,973,279 and $1,175,520, respectively. The Company had a valuation allowance of $1,973,279 and $1,175,520 as of December 31, 2018 and 2017, respectively. The valuation allowance increased by $797,759 and $949,020 during the years ended December 31, 2018 and 2017, respectively. The Company believes that such assets did not meet the more likely than not criteria to be recoverable through projected future profitable operations in the foreseeable future.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12: INCOME TAXES (CONTINUED)

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2018 and 2017:

	Year ended December 31
	2018	2017
Federal statutory rate	21.0%	34.0%
State statutory rate	4.3%	3.5%
Valuation allowance	(25.3)%	(37.5)%
Effective tax rate	0.0%	(0.0)%

On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21% beginning in 2018. Accordingly, we have re-measured our deferred tax assets as of December 31, 2017. However, this re-measurement had no effect on the Company’s income tax expense as the Company provides a 100% valuation allowance on its deferred tax assets.

The Company’s net operating loss carry forward for income tax purposes as of December 31, 2018, was approximately $6,780,000 and may be offset against future taxable income through 2038. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

Effective January 1, 2007, the Company adopted FASB guidance that addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The FASB also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2018 and 2017, the Company does not have a liability for unrecognized tax benefits.

NOTE 13: LEASES

The Company leases its office under a month to month lease with a company controlled by the Company CEO, for monthly payments of $8,299 plus sales tax.

In January 2017, the Company signed an office lease in California, for a monthly rent of approximately $1,800. The lease expired In September 2018.

In 2018 and through June 30, 2019, the Company leased commercial property for the Dorman Willis automobile dealership at the rate of $2,500 per month, on a month to month basis. As of July 1, 2019, the Company no longer owned controlling interest in that business.

Rent expense for the above leases was $110,713 and $93,737 for the years ended December 31, 2018 and 2017, respectively.

NOTE 14: RELATED PARTY TRANSACTIONS

On December 28, 2016, Legion Select Venture Fund, LLC (the “Fund”), a Fund managed by James Byrd, Joseph Hilton (“Hilton”) and Shane Hackett entered into asset purchase agreement, to acquire all assets of SOS Network, Inc.

As of March 21, 2017, Hilton Institute of Business, a wholly owned subsidiary of the Company, paid a total of $475,730 to the Fund, for 100% of the assets of the SOS business, and the Fund retained no interest in these assets.

On February 16, 2018, the Company sold its equity interest in a sand and stone mining operation to the other partner in that company, and now holds a $4 million secured note and mortgage on the company and the real estate.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 15: ACQUISITIONS

On December 30, 2017, Legion Select Holdings, LLC acquired the assets of Legion Select Venture Fund, LLC in exchange for preferred membership units in Legion Select Holdings, LLC in the amount of $6,708,783. The preferred membership units earn a dividend of 12% payable monthly plus 25% of the net income from the assets acquired. The preferred membership units are presented as non-controlling interest in the financial statements.

Additionally, the acquisition caused a decrease in retained earnings of $322,969.

Effective as of January 1, 2018, the Company acquired all of the stock of Dorman - Willis Motors, Inc., an automobile dealership, and now owns that dealership. The Company formed Legion Transportation to own these automotive and other transportation assets. No cash was given for this acquisition, but the dealership was acquired subject to the Legion debt, and retained earnings decreased by $696,768 as a result of the acquisition.

On February 22, 2018, the Company acquired the rights to acquire a 100% interest in a maritime renovation and sales company and simultaneously sold said rights and said interest to a third party, and now holds a $1.7 million secured loan on the assets of that company and the buyer company. An allowance has been established on this loan in the amount of approximately $792,000 at December 31, 2018.

NOTE 16: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the years ended December 31:

	2018	2017
Cash paid for interest	$534,951	$193,133

Cash paid for income taxes	$-	$-

Non-cash activities for the years ended December 31:

As mentioned in Note 15, in December of 2017 the Company acquired the assets of Legion Select Venture Fund, LLC in exchange for the issuance of preferred membership units. In exchange for $6,708,783 in preferred membership units, the Company obtained $899,016 of cash and $5,809,767 in notes receivable.

In 2018, the Company repurchased 496,933 of stock options for the amount of $100,000. As part of this transaction, the Company has accrued $31,500 that has not been paid. This amount has been included under the caption of “Accounts payable and accrued expense” as of December 31, 2018.

NOTE 17: SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through October 17, 2019, the date the financial statements were available to be issued.

Subsequent to December 31, 2018, the Company has loaned the approximate sum of $3,800,000 in new or increased business loans and has borrowed approximately $4,700,000 as new notes payable to fund said business loans and for working capital. Interest on said notes payable ranges from 6% to 12% per annum.

In July 2019, the Company sold the shares and business known as Dorman Willis Motors, Inc. (“DWM”) to a newly formed entity, Legion Anderson Sales & Service, LLC (“LASS”). LASS is owned 50% by a third party operator and 50% by the Company. The Company no longer had majority control over DWM as of the sale to LASS.

In October 2019, LASS entered into an Asset Purchase Agreement to sell the remaining 50% of DWM to an entity owned entirely by unrelated third parties, with the Company retaining no ownership once that transaction is consummated. The Company will be paid the total sum of $600,000 for the business, with $300,000 paid at closing and the balance paid over time based on number of automobiles sold. The closing of such sale is conditioned upon approval by Fiat Chrysler Automobiles.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
2.3	ByLaws(incorporated by reference to Exhibit 2.3 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
11.1	Consent of Independent Registered Accounting Firm.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on November 27, 2019.

Legion Capital Corporation

By:	/s/ James Byrd, Jr.
James Byrd, Jr.
Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas S. Hackett	Director	November 27, 2019
Douglas S. Hackett

/s/ James Byrd, Jr.	Chairman and CEO, Chief Financial	November 27, 2019
James Byrd, Jr.	Officer and Chief Accounting Officer

III-2